SECURITIES AND EXCHANGE COMMISSION

  WASHINGTON, D.C.  20549


  FORM 8-K

  CURRENT REPORT
  Pursuant to Section 13 or 15(d) of the
  Securities Exchange Act of 1934
  Date of Report (Date of earliest event reported):

  September 13, 1995

  ALPHA 1 BIOMEDICALS, INC.
  (Exact name of registrant as specified in its charter)

  DELAWARE  (State or other juristiction of incorporation)

  0-15070  (Commission file number)

  52-1253406  (IRS Employer Identification Number)

  Two Democracy Center
  6903 Rockledge Drive
  Suite 1200
  Bethesda, MD  20817
  (Address, including Zip Code, of principal executive offices)

  Registrant's telephone number, including area code:
  (301) 564-4400

  Item 5.Other Events

  The Press Release dated September 13, 1995 for Alpha 1
  Biomedicals, Inc. attached as Exhibit 1 is incorporated by reference.

  Item 7.Exhibits

  (1) Press Release, dated September 13, 1995


  SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




  Date:  September 13, 1995     ALPHA 1 BIOMEDICALS, INC.

  By:  /s/ R.J. Lanham
  R.J. Lanham
  Vice President and
  Chief Financial Officer


  FOR IMMEDIATE RELEASE


  CONTACT:  Michael L. Berman, Ph.D., President and Chief
  Executive Officer
  301-564-4400

  R.J. Lanham,
  Vice President and Chief Financial Officer
  301-564-4400


  ALPHA 1 BIOMEDICALS
  SIGNS LETTER OF INTENT CONCERNING MERGER

Bethesda, Maryland, September 13, 1995 -- Alpha 1 Biomedicals, Inc. (OTC Bulletin Board:ALBM) ("Alpha 1") today announced the entry into a Letter of Intent providing for the merger into Alpha 1 of MicroBio Inc. ("MicroBio"), a company formed by The Castle Group, Ltd. The Letter of Intent contemplates that, prior to the merger, MicroBio would be capitalized with between $5 million and $10 million in cash and would enter into an agreement with a third party pursuant to which it would obtain a license to a technology that is currently in human clinical trials. If the merger is completed, it is expected that Alpha 1 would issue between 24 and 39 million shares of its common stock in exchange for the shares of MicroBio.

The resources of the combined companies would be used to continue Alpha 1's current Thymosin beta 4 research plans, to advance the newly acquired technology and for general operating expenses. The completion of the merger is contingent upon, among other requirements, the negotiation and execution of a definitive agreement, which the parties are seeking to conclude prior to November 1, 1995, execution by MicroBio of the aforementioned license, financing of at least $5 million and to the approval of the transaction by the stockholders of Alpha 1. If approved by the stockholders, it is anticipated that the transaction would close in the first quarter of 1996.

Alpha 1 is directing its efforts toward the development of Thymosin beta 4, a novel actin-sequestering peptide, which could have applications in the treatment of cystic fibrosis, sepsis, adult respiratory distress syndrome, chronic bronchitis and asthma.